EXHIBIT 99.1

FOR IMMEDIATE RELEASE

October 20, 2004

CONTACT:	Jacobs Entertainment, Inc.
Stephen R. Roark, President of Casino Operations and
Chief Financial Officer
303-582-1117 ext. 7249

Jacobs Entertainment, Inc. Elects Not to Proceed with Mississippi Hotel Casino Project

BLACK HAWK, Colorado — Jacobs Entertainment, Inc. (JEI), an owner and operator of multiple gaming properties, today announced that it has elected not to proceed with a casino hotel development in D’Iberville, Mississippi. JEI management determined that developing the casino hotel project did not fit into the company’s gaming property portfolio at this time, and JEI has chosen to direct its efforts to other potential areas of investment.  JEI anticipates a third-quarter charge to earnings of approximately $2 million related to the D’Iberville effort.

Specifically, JEI will focus on casino acquisitions rather then on casino development. Also, JEI is interested in expanding its base of off-track wagering facilities in Virginia which augment JEI’s Colonial Downs horse racing track in New Kent, Virginia, the only horse track in the state. Additionally, JEI is looking to expand its video truck stop operations in Louisiana.

JEI had completed an Environmental Impact Study for the proposed casino hotel development on the north shore of the Back Bay of Biloxi, Mississippi, and holds an option to purchase the land necessary to develop the project.

“JEI intends to make its option available to interested parties.  The property has a completed Environmental Impact Study.  This represents a major hurdle that a new developer will not have to overcome,” said Stephen R. Roark, President of Casino Operations for JEI.

Based in Black Hawk, Colorado, Jacobs Entertainment is the owner and operator of the Lodge Casino at Black Hawk, the Gilpin Hotel Casino in Black Hawk, The Gold Dust West Casino in Reno, Nevada (the casino properties), Colonial Downs Racetrack, and six related off-track wagering facilities in Virginia and seven truck plaza video gaming facilities in Louisiana.

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